EXHIBIT 99.1

June 18, 2002	Charles Yulish Elizabeth Stuckle USEC Internet Site:	(301) 564-3391 (301) 564-3399 www.usec.com

USEC and U.S. Energy Department Sign Accord
— Agreement Advances Centrifuge Enrichment Technology —
— Parties Will Resolve Uranium Issue; USEC Commits to Operate Paducah Plant —

     Bethesda, MD – USEC Inc. (NYSE: USU) and the U.S. Department of Energy (DOE) have signed a Memorandum of Agreement (MOA) whereby both USEC and the DOE make long-term commitments that will ensure stability for the domestic uranium enrichment industry and provide a continued, reliable fuel source for the world’s nuclear reactors.

     The DOE commits to work with USEC in its development and deployment of an advanced centrifuge uranium enrichment plant by the end of this decade, beginning with the authorization of a new Cooperative Research and Development Agreement (CRADA) within 30 days and the establishment of a Deployment Working Group. DOE also commits to support USEC as the executive agent under the Russian HEU agreement.

     USEC commits to deploy an advanced uranium enrichment plant in the 2010-2011 timeframe, to operate the Paducah, Kentucky plant at a minimum production level of 3.5 million SWU annually until the new technology plant is producing, and to maintain certain DOE property that could serve as a site for an advanced plant. As executive agent, USEC will annually order and take delivery of low-enriched uranium derived from 30 metric tons of Russian warhead material through the completion of the Megatons to Megawatts program in 2013. USEC also commits to operate a facility at the Portsmouth, Ohio plant for 15 months to clean up a portion of its inventory that is potentially contaminated by technetium. In return, DOE will take three years worth of depleted uranium from USEC’s production over a four-year period. DOE also commits to help replace any other natural uranium it provided to USEC that may be out of specification.

     “This agreement provides a strong cooperative foundation between DOE and USEC that will enhance shareholder value and at the same time serve vital domestic energy security and national security interests,” said William H. Timbers, USEC president and chief executive officer. “Combined with the contract we have signed with Russia, we have further strengthened our core business and have a clear path to developing what we believe will be the industry’s best advanced enrichment technology.”

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USEC Signs Agreement with DOE

Terms of the MOA

     DOE spent more than two decades and $3 billion in research and development of an advanced centrifuge, including the construction of a building for centrifuge machines at the Portsmouth, enrichment plant. Hundreds of these machines were built and tested in a limited run before DOE ended the program in 1985. Two years ago, USEC entered into a CRADA with DOE to resurrect the U.S. centrifuge design. After spending more than $7 million, USEC announced in October that efforts were underway to demonstrate the U.S. centrifuge technology by taking advantage of earlier government development and recent technological advances in construction materials and manufacturing methods. USEC has improved the centrifuge design and intends to demonstrate its performance, reliability and cost projections.

     DOE will continue to grant USEC access to the centrifuge technology and the facilities and experts at the national laboratory in Oak Ridge, Tennessee. USEC will prepare a phased deployment plan for a centrifuge plant at either the Paducah or Portsmouth plant that would produce enriched uranium in the 2010-2011 timeframe, based on a set of milestones. A joint Deployment Working Group will develop a mutually agreed plan to monitor milestone progress. USEC expects spending on advanced technology projects to approximately double in fiscal 2003, compared to fiscal 2002.

     Separately, USEC will operate the Paducah plant at a minimum of 3.5 million SWU per year until a centrifuge plant reaches production. The Company also commits to maintain the Paducah plant in a state of readiness to increase production if necessary. In the current fiscal year, USEC will produce about 5 million SWU.

     In the agreement, the government also confirmed its responsibility for remediating or replacing any uranium that was transferred by DOE prior to USEC’s privatization that may be out of specification. USEC will operate a facility at the Portsmouth plant to remove technetium from a portion of the affected natural uranium until October 2003. In addition, DOE has agreed to replace a portion of the affected uranium. Approximately one-third of the affected uranium will be replaced by March 31, 2003, and about one-half in total will be replaced or cleaned up by October 2003. DOE will engage third parties to swap uranium or find a technological solution to clean the remaining affected uranium.

     Transfer and shipping operations for USEC have been consolidated at the Paducah plant, and the Portsmouth facility that previously handled transfer and shipping will end those activities during the summer of 2002. The Company announced in February that 440 workers at the Portsmouth facility would be laid off in the next few months, but now many of those affected employees will be involved in the uranium cleanup operation. Under the terms of the MOA, USEC will pay these employees and the expenses involved in the cleanup, estimated at $21 million through October 2003. In exchange, the government will take possession of three years worth of depleted uranium “tails” from the USEC production process, beginning in the current fiscal year.

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USEC Signs Agreement with DOE

     The completion of the MOA and the anticipated government approval of commercial terms for the Megatons to Megawatts program will enhance USEC’s ability to strengthen and build upon its core business of uranium enrichment, and to ensure that the Company retains its global leadership position in nuclear power.

     This news release contains forward-looking information that involves risk and uncertainty, including certain assumptions regarding the future performance of the Company. Actual results and trends may differ materially depending upon a variety of factors, including, without limitation, market demand for USEC’s products, pricing trends in the uranium and enrichment markets, deliveries under the Russian contract, the availability and cost of electric power, implementing necessary agreements with the Department of Energy (“DOE”) regarding use of advanced technology and facilities, satisfactory performance of the technology at various stages of demonstration, USEC’s ability to successfully execute its internal performance plans and maintain access to short-term funding, the refueling cycles of USEC’s customers, implementing inventory remediations, the outcome of litigation, and the impact of any government regulation. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year.

     USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

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